Exhibit 99.1

LLEX:NYSE American

LILIS ENERGY PROVIDES THIRD QUARTER OPERATIONS AND CORPORATE UPDATE

•	Completed first round of recently announced acquisitions totaling ~4,100 net acres, bringing total net acreage to ~15,400, an increase of over 50% from the second quarter of 2017
•	The Wildhog #1H recorded an IP30 day rate of 839 BOE/D (83% Liquids)
•	The Prizehog BWZ State Com #1H and Tiger #1H are on flow back producing hydrocarbons
•	Lucid Energy Delaware, LLC. long-term gas gathering, processing, and purchase agreement is expected to tie in New Mexico production November 15, 2017 with Texas commencing in early December 2017, resolving transitory production curtailment issues completely in 2018
•	Production guidance of 5,000 – 5,300 BOE/D expected January 2018
•	Liquidity enhancements announced – funding of the Company through 2018

SAN ANTONIO, TEXAS – November 14, 2017 – Lilis Energy, Inc. (NYSE American: LLEX), an exploration and development company operating in the Permian Basin of West Texas, today announced a third quarter operations and corporate update.

“We are extremely pleased with the substantial progress Lilis has made in continuing to develop our pure play Delaware Basin growth story. Our well results continue to be among the best in the Delaware Basin; our acreage position is being further delineated, as evidenced by the results from our development program and we continue to expand our acreage position on an accretive basis, which now stands at ~15,400 net acres and growing,” said Ron Ormand, Executive Chairman. “With a comprehensive midstream solution in place and added liquidity, management believes the Company is well positioned to deliver continued growth in shareholder value.”

Leasehold Activity

▪	Added over 4,100 net contiguous / overlapping acres located in the core of the Delaware Basin
▪	Surpassed 15,000 acreage goal
▪	Approximately 15,400 net Delaware Basin acres
▪	Acquisition pipeline remains very active with 1,000 – 1,500 net acres expected to be added in the near future
▪	Added over 150 net potential locations to inventory
▪	Over 900 net potential locations

Lilis Energy continued its active leasing program in the third quarter by expanding its footprint through bolt-on acquisitions and organic leasing programs. The most significant acquisition, announced on October 10, 2017, which includes ~ 4,000 net acres and ~ 92% of this acreage overlaps our current gross acreage position. We completed our initial purchase of ~3,200 acres in this acquisition on November 9, 2017. The Company remains focused on making accretive acquisitions that enhance its current acreage position while providing extensive drilling inventories. Based on our current pipeline, management expect to add an additional 1,000 - 1,500 net acre in the near future.

“This quarter has far exceeded our internal expectations for leasehold acquisition as we were able to surpass our 2017 year end acreage guidance within the third quarter. The Company continues to remain focused on coring up our existing position, gaining additional operational control and expanding our core assets in the Delaware Basin,” said Seth Blackwell, Executive Vice President of Land and Business Development.

Financial & Liquidity Update

On November 10, 2017, the Company entered into definitive agreements with Värde Partners, Inc. and certain affiliated private funds to expand its $125 million second lien, convertible term loan by $25 million to total capacity of $150 million. The additional capacity was made available on the same terms and conditions as the existing second lien term loan. The Company also drew down an additional $15 million on its first lien term loan in October 2017. Net proceeds from the expansion of the second lien facility and draw down on the first lien term loan will be used to fund continued accretive leasehold acquisitions and general corporate purposes.

In October, Lilis initiated its active hedging program with swap transactions covering oil volumes between November 1, 2017 and June 30, 2018. Volumes underlying the hedge will average 525 barrels per day (bpd) during the 61 days ending December 31, 2017, and will average 415 bpd between January 1 and June 30, 2018. The swap price of $50.74 applies to all hedge volumes covered by the transaction. The Company expects to add hedges on an opportunistic basis in the future in order to manage risk and as market conditions warrant

“During the third quarter we have been able to further strengthen our balance sheet and liquidity in a cost effective manner. Our additional financing will allow us to take advantage of opportunities to further accretively expand our acreage position and support our drilling program through 2018. Värde Partners continues to be supportive of the continued growth and material enhancement of our liquidity position”, said Joe Daches, Chief Financial Officer of Lilis Energy.

Delaware Basin Well Results

Lilis has drilled and completed five operated horizontal Wolfcamp B wells all with IP rates exceeding initial internal projections and amongst the highest IP per 1,000 ft. in the Delaware Basin. Lilis is currently flowing back its sixth and seventh Wolfcamp B horizontals wells, the Prizehog BWZ State Com #1H and the Tiger #1H, which are expecting 24-hour IP in the next 30 days. Lilis is currently completing its eighth operated Wolfcamp B horizontal well, the Kudu #2H.

Production Update:

*BOE/D based on three-stream production to account for liquids rich gas uplift.

For the third quarter of 2017, Lilis Energy’s average daily-realized sales were 1,675 net BOEPD. Based on wellhead producing potential, we have estimated the producing potential from the field is ~2,750 net BOEPD (1). This production level reflects the effects of substantial curtailment issues experienced with our current midstream gatherer and, to a lesser extent, downtime experienced tying in new producing wells in Southeast New Mexico. This is a transitory issue which will be resolved once the Lucid system in fully operational. The curtailment issues currently experienced will begin to be alleviated starting November 15, 2017, with the initial New Mexico production coming on line. Lucid Energy’s midstream system is expected to be in place in Texas by approximately December 15, 2017, and the Company expects to reach full production capabilities by mid-January 2018. Upon full installation, the Lucid system will provide a permanent solution to Lilis’s transitory curtailment issues. Thus, the Company expects to obtain 5,000 - 5,300 BOE/D by mid-January 2018.

Brennan Short, Chief Operations Officer, commented, “We are extremely pleased with the well results from our current drilling program and believe we have significantly de-risked the eastern portion of our acreage position with the Wildhog results. In addition, our agreement with Lucid Energy provides a permanent midstream solution to meet our current and future production requirements, and thus providing the ability to add significant value to the Company”.

Highlights of Lilis’s well results are as follows:

•	The Bison #1H IP30 rate of 2,144 BOE/D – 74% Liquids
•	The Bison #1H IP60 rate of 1,576 BOE/D – 74% Liquids
•	The Bison #1H IP90 rate of 1,429 BOE/D – 78% Liquids

The Bison #1H was turned to sales on January 19, 2017 and had a 24-hour rate of 2,375 BOE/D (75% liquids) or 344 BOE/D per 1,000 lateral ft.

•	The Grizzly #1H IP30 rate of 1,323 BOE/D – 63% Liquids
•	The Grizzly #1H IP60 rate of 1,016 BOE/D – 63% Liquids
•	The Grizzly #1H IP90 rate of 901 BOE/D – 67% Liquids

The Grizzly #1H was turned to sales on February 9, 2017 and had a 24-hour rate of 1,666 BOE/D (65% liquids) or 406 BOE/D per 1,000 lateral ft.

•	The Hippo #1H IP30 rate 1,506 BOE/D – 76% Liquids
•	The Hippo #1H IP60 rate 1,292 BOE/D – 75% Liquids
•	The Hippo #1H IP90 rate 1106 BOE/D – 75% Liquids

The Hippo #1H was turned to sales on April 14, 2017 and had a 24-hour rate of 1,917 BOE/D (74% liquids) or 367 BOE/D per 1,000 lateral ft.

•	The Lion #1H IP30 rate 1264 BOE/D – 68% Liquids
•	The Lion #1H IP60 rate 1023 BOE/D – 67% Liquids

The Lion #1H was turned to sales on June 26, 2017 and had a 24-hour rate of 1,530 BOE/D (69% liquids) or 380 BOE/D per 1,000 lateral ft.

•	The Wildhog BWX State Com #1H IP30 rate 839 BOE/D – 83% Liquids

The Wildhog BWX State Com #1H was turned to sales on August 18, 2017 and had a 24-hour rate of 997 BOE/D (86% liquids) or 219 BOE/D per 1,000 lateral ft.

(1) See Production Curtailment Overview section for detailed production figures

Completion Operations:

•	The Prizehog BWZ State Com #1H – Currently on well test producing hydrocarbons
o	Expect to reach an 24-hour IP in the next 30 days
o	Drilled to a total measured depth of 17,421 ft. Production casing has been run and cemented
o	23 Stages, 200 ft plug-to-plug spacing, 2103 lbs/ft sand, 4,580 ft treated lateral

•	The Tiger #1H – Currently on well test
o	Expect to reach an 24-hour IP in the next 45 days
o	Drilled to a total measured depth of 16,542 ft. Production casing has been run and cemented
o	21 Stages, 200 ft plug-to-plug spacing, 2,056 lbs/ft sand, 4,115 ft treated lateral

•	The Kudu #2H – Currently fracture stimulating the well
o	Drilled to a total measured depth of 15,247 ft. Production casing has been run and cemented
o	Planned for 24 Stages, 200 ft plug-to-plug spacing, 2,200 lbs/ft sand, 4,935 ft treated lateral
o	Currently pumping stage 14

Drilling Operations:

•	The Grizzly #2H – Drilling ahead at total measured depth of 7,323 ft.
•	The Lion #3H – Drilling ahead at total measured depth of 9,730 ft.

The Company will spud three additional wells this year: Camel #1H mid-December 2017, Meerkat #1H mid-December 2017, and the AG Hill #1H early December 2017.

Lucid Gas Gathering, Gas Processing, and Purchase Agreement

During the third quarter of 2017, production was impacted by natural gas pipeline take-away limitations. The limitations were mainly due to gas gather compressor downtime, lack of sufficient gas treatment capabilities, and gathering line capacity issues. In response to these developments, the Company is implementing a substantially improved midstream solution through agreements with Lucid Energy, which will resolve our production capacity issues. Natural gas flare permits have also been secured to maximize oil production during the construction and transition time prior to becoming 100% operational with Lucid Energy. As a result of this temporary flaring when necessary, any casing head gas and NGL’s that will be flared will not be accounted for in production sales volumes during this transitional period.

On August 10, 2017, we entered into a long-term gas gathering, processing and purchase agreement with Lucid Energy Delaware, LLC, to support Lilis’s active drilling program in the Delaware Basin. Lucid will receive, gather and process Lilis’s committed gas production from certain production areas located in Lea County, New Mexico and in Loving and Winkler counties, Texas. This agreement will allow for superior take away capacity for our Delaware Basin assets. We expect our Southeast New Mexico properties dedicated to Lucid will be selling gas by November 15, 2017, with initial Texas production by December 15, 2017 and unconstrained field production across all of the Lilis properties by January 2018. As a result, we anticipate net production levels of ~5,000 – 5,300 BOE/D by mid-January 2018.

Production Curtailment Overview

Statement of Operations for Three Months Ending September 30, 2017

As reported in the Company’s Form 10-Q filed on November 14, 2017, Lilis’s reported total revenue was approximately $13.7 million for the nine months ended September 30, 2017 as compared to approximately $2.1 million for the nine months ended September 30, 2016, representing an increase of approximately $11.6 million. The higher revenues were primarily driven by an increase in liquid heavy production from the Company’s Delaware Basin properties.

Production costs were approximately $4.8 million for the nine months ended September 30, 2017, compared to approximately $1.0 million for the nine months ended September 30, 2016, an increase of approximately $3.8 million. Production costs per BOE increased to $12.41 for the nine months ended September 30, 2017 from $13.41 for the nine months ended June 30, 2016, a decrease of $1.00 per BOE, or -7%. The decrease in production costs per BOE was primarily due to increased production volumes associated with the producing wells in the Delaware Basin.

Statement of Operations for Nine Months Ended September 30, 2017

Description	September 30, 2017	September 30, 2016	Value incr (decr)	& Incr (decr)
Product Volumes:
Oil Sales (Bbl)	243,369	44,711	198,658	444%
Natural Gas (MCFE)-volume	574,485	183,337	391,148	213%
Product Sales (BOE)	54,743	6,259	48,484	775%
BOE	393,859	81,526	312,333	383%
BOE/D	1,442.71	299	1,144	383%

Revenues:
Oil	$11,040	$1,655	$9,385	567%
Natural Gas	1,631	436	1,195	274%
Product Sales (BOE)	1,108	89	1,019	1145%
Total Revenue	$13,779	$2,180	$11,599	532%

Oil (Bbls)-average price	$45.36	$37.03	$8.33	22%
Natural Gas (MCFE)-average price	$2.84	$2.37	$0.47	20%
Product Sales (BOE) - average price	$20.23	$14.24	$5.99	42%
Total Revenue/BOE	$34.98	$26.74	$8.24	31%

LOE	$4,178	$978	$3,200	327%
Production Tax	709	115	594	517%
LOE & Production Tax	$4,887	$1,093	$3,794	347%
LOE/BOE	$12.41	$13.41	$(1.00)	-7%

Operating Income	$8,892	$1,087	$7,805	718%

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’s total net acreage in the Permian Basin is over 15,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs, all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Forward-looking statements regarding expected production levels are based upon our estimates of the successful completion of drilled wells on schedule and the timely completion of construction and hook-up of the Lucid midstream system to provide additional take-away capacity

Actual sales production rates from our wells can vary considerably from tested initial production (IP) rates and are subject to natural decline rates over the life of the well.

Contact:

Wobbe Ploegsma

V.P. Finance & Capital Markets

210-999-5400, ext. 31